                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                 NCH CORPORATION
                              ---------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
                      ------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    628850109
                              --------------------
                                 (CUSIP NUMBER)


                                    12/31/99
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

CUSIP NO. 628850109
--------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No. 31-0738296
         S.S. or I.R.S. Identification Nos. of      BANK ONE CORPORATION
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a                 (a)
         Member of a Group                                  --------------------
         (See Instructions)                             (b)
                                                            --------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    ILLINOIS
--------------------------------------------------------------------------------

Number of Shares          (5)  Sole Voting Power                          100
Beneficially                                                  ------------------
Owned by                  (6)  Shared Voting Power                          0
Each Reporting                                                ------------------
Person with               (7)  Sole Dispositive Power                     100
                                                              ------------------
                          (8)  Shared Dispositive Power                     0
                                                              ------------------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially                                    100
                                                              ------------------
         Owned by Each Reporting Person
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              0.0%
                                                              ------------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                                HC
                                                              ------------------

--------------------------------------------------------------------------------
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 3


Item 1(a)         Name of Issuer:                                         NCH Corporation
                                                               --------------------------

Item 1(b)         Address of Issuer's principal executive
                   offices:                                         2727 Chemsearch Blvd.
                                                               --------------------------
                                                                         Irving, TX 75015
                                                               --------------------------

                                                               --------------------------



Item 2(a)         Name of person filing:             BANK ONE CORPORATION

Item 2(b)         Address of principal business office or,             One First National Plaza
                  if none residence:                                   Chicago, IL 60670

Item 2(c)         Citizenship:                                Not Applicable

Item 2(d)         Title of class of securities:                              Common Stock
                                                               --------------------------

Item 2(e)         CUSIP No.:                                                    628850109
                                                               --------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

                  This beneficial ownership by BANK ONE CORPORATION with respect to
                  common shares of    NCH Corporation                                                        :
                                     --------------------------

                  (a)      Amount beneficially owned:                                 100
                                                               --------------------------
                  (b)      Percent of class                                          0.0%
                                                               --------------------------

                  (c)      Number of shares as to which such person has:

                           (I)      Sole power to vote or to direct the vote:                        100
                                                                              --------------------------
                           (ii)     Shared power to vote or to direct the vote:                        0
                                                                              --------------------------
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                                                  100
                                                                              --------------------------
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                                                    0
                                                                              --------------------------


Item 5.  Ownership of 5 percent or less of a Class.                                    [ X ]
                                                                             ---------------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.                   N/A
                                                                             ---------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.
                                                                             ---------------
                  The One Group

Item 8.  Identification and Classification of Members of the Group.                      N/A
                                                                             ---------------

Item 9.  Notice of Dissolution of Group.                                                 N/A
                                                                             ---------------

Item 10. Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:      February 9, 2000
         ------------------------


                                            BANK ONE CORPORATION

                                            By:   /s/ DAVID J. KUNDERT
                                                  David J. Kundert
                                                  EXECUTIVE VICE PRESIDENT